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                                                                    EXHIBIT 23.1




                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Willbros Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Willbros Group Inc. of our reports dated February 9, 2001, relating to the consolidated balance sheets of Willbros Group, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, and related financial statement schedule, which reports appear in or are incorporated by reference in the December 31, 2000 annual report on Form 10-K of Willbros Group, Inc.


                                       KPMG LLP


Houston, Texas
November 30, 2001